                           CinemaStar Luxury Theaters, Inc.
                                431 College Boulevard
                             Oceanside, California 92057



Norman Dowling
CinemaStar Luxury Theaters, Inc.
431 College Boulevard
Oceanside, California 92057

Dear Mr. Dowling:

     This Employment Agreement ("Agreement") is made and entered into as of the 18th day of June, 1998 (the "Commencement Date"), by and between you ("Employee") and CinemaStar Luxury Theaters, Inc., a California corporation, as employer (hereinafter referred to as "CinemaStar"). We have agreed as follows:

1.   EMPLOYMENT AND SERVICES:

     CinemaStar shall employ Employee and Employee agrees to be employed and perform his exclusive services for CinemaStar or one of its subsidiaries or related companies upon the terms and conditions hereinafter set forth. Employee will serve hereunder as Vice President and Chief Financial Officer of CinemaStar. In his capacity as Vice President and Chief Financial Officer of CinemaStar, Employee shall do and perform all services, acts or things necessary, advisable or customary to manage and conduct the business of CinemaStar, and also will perform such services as requested, from time to time, by the Board of Directors of CinemaStar (the "Board") or the Chief Operating Officer of CinemaStar (the "Chief Operating Officer").

     Employee shall devote his best efforts, energies and abilities and his full business time, skill and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of CinemaStar. Employee shall perform the duties and carry out the responsibilities assigned to him by the Board and the Chief Operating Officer to the best of his ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of CinemaStar. Employee agrees not to perform services of any kind or nature which would interfere with the performance of Employee's services hereunder for any third party, or render services for Employee's own account, in either case which would interfere with the performance of Employee's services hereunder, and in each case, unless specifically permitted to do so in writing by the Board or the Chief Operating Officer.

2.   TERM:

     The term of this Agreement shall commence on the date hereof and continue for one (1) year from the date hereof (the "Employment Period"). Notwithstanding anything to the


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     contrary contained herein, the Employment Period is subject to termination pursuant to Paragraph 5 below.

     EMPLOYEE AGREES AND ACKNOWLEDGES THAT CINEMASTAR HAS NO OBLIGATION TO RENEW THIS AGREEMENT OR TO CONTINUE EMPLOYEE'S EMPLOYMENT AFTER EXPIRATION OF THE TERM HEREUNDER, and Employee expressly acknowledges that no promises or understandings to the contrary have been made or reached.

3.   COMPENSATION:

     3.1  BASE COMPENSATION:

     For all services rendered under this Agreement, CinemaStar shall pay Employee a base salary at an annual rate of One Hundred Five Thousand Dollars ($105,000) during the Employment Period or at such higher rate as may be determined by the Board in its sole discretion (the "Base Salary"). The Base Salary shall be payable in accordance with CinemaStar's policy for regular salaried employees. CinemaStar is not obligated to actually utilize Employee's services hereunder, and payment of the Base Salary will discharge all of CinemaStar's obligations hereunder.

     3.2  BONUS COMPENSATION:

     Employee shall be eligible to receive bonus compensation, to be determined by the Board at its sole discretion.

     3.3  WITHHOLDING:

     All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

     3.4  OPTIONS:

     Employee has been granted options to acquire one hundred thousand (100,000) shares of CinemaStar's common stock at an exercise price equal to the fair market value of the shares as of December 16, 1997, the date of grant, which options shall vest over a 3-year-period (one-third on each of the first three anniversaries of the date hereof) and shall be subject to the other terms and conditions of the Stock Option Plan of CinemaStar dated as of December 16, 1997.

4.   VACATION:

     Employee shall be entitled to up to three (3) weeks paid vacation each fiscal year with salary, consistent with CinemaStar's policy for all employees of similar stature and provided that unused vacation time shall not be carried over to subsequent years.


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5.   TERMINATION:

     Subject to Paragraph 5.2 below, the Employment Period may be terminated by CinemaStar at any time, with or without cause. No amounts shall be paid or benefits provided upon any termination of the Employment Period, whether as liquidated damages, or otherwise, except as specifically provided in
     Section 5.2 below or under any benefit plan or agreement in which Employee participates or to which Employee is a party. Employee shall not be entitled to participate in any severance plan of CinemaStar, except as required by law.

     5.1  TERMINATION FOR CAUSE:

     CinemaStar may terminate the Employment Period for "cause" (as defined in this Paragraph 5.1) at any time upon written notice to Employee. In the event of a termination for cause, CinemaStar shall have no further obligations to Employee under this Agreement, except payment of the Base Salary and vacation pay accrued through the date of termination, and CinemaStar shall continue to have all other rights available hereunder at law or in equity. As used herein, the term "cause" shall mean any one or combination of the following:

     a. The willful failure of Employee to perform his duties or comply with reasonable directions of the Board that continues after the Board has given written notice to Employee specifying in reasonable detail the manner in which Employee has failed to perform such duties or comply with such directions;

     b. A material breach by Employee of any of the terms and conditions of this Agreement;

     c. Employee's gross negligence in the performance of his duties hereunder;

     d. Employee's conviction of any crime (whether or not involving CinemaStar) which constitutes a crime of moral turpitude or is punishable by imprisonment of thirty (30) days or more, PROVIDED, HOWEVER, nothing in this Agreement shall obligate CinemaStar to pay the Base Salary during any period that Employee is unable to perform his duties hereunder due to any incarceration;

     e. Employee's violation of any rule or regulation of Cinemastar applicable to other employees of similar stature;

     f. Employee's omission or act constituting fraud, dishonesty or misrepresentation, occurring subsequent to the date hereof;

     g. Subject to any applicable federal and state laws, Employee's failure, inability (including any disability which prevents Employee from performing the essential functions of his position with reasonable accommodation), or refusal to perform Employee's duties on an exclusive and full time basis, but in no case shall such


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          right be exercised until six (6) months from the date of the commencement of any physical or mental disability. Employee shall be deemed to be disabled, for purposes of this Agreement, if he is unable to perform, by reason of physical or mental incapacity, his essential duties or obligations under this Agreement, for a total period of Twelve (12) weeks in Three Hundred Sixty (360) days; or

     h.   Employee's death.

     5.2  TERMINATION WITHOUT CAUSE:

     If the Employment Period is terminated by CinemaStar without cause (as "cause" is defined in Paragraph 5.1 above), CinemaStar shall pay to Employee the Base Salary for the balance of the Employment Period.

     CinemaStar acknowledges and agrees that Employee's employment with CinemaStar shall be deemed to have been terminated by CinemaStar without cause in the event that substantially all of the assets of CinemaStar are sold, or if there is a change in the control of CinemaStar, AND the Employee's duties and responsibilities hereunder are materially altered at any time during the 6-month period following such sale or change in control. For purposes of this Agreement, "change in control" shall mean any event whereby any party (or group of affiliated parties), other than CinemaStar Acquisition, L.L.C. or any of its affiliates, shall have votes sufficient to elect more than fifty percent (50%) of the Board.

     5.3  TERMINATION BY EMPLOYEE:

     Employee has the right to terminate the Agreement for any reason, upon sixty (60) days prior written notice to CinemaStar.

6.   BENEFITS:

     During the Employment Period, and so long as Employee is not in breach of this Agreement:

     a. CinemaStar shall reimburse Employee for his reasonable and necessary out-of-pocket business expenses in accordance with its then prevailing policy for employees of similar stature (which shall include appropriate itemization and substantiation of expenses incurred);

     b. Employee and his dependents shall be entitled to participate in CinemaStar's basic medical and other benefit plans generally available to employees of CinemaStar in accordance with the terms of such plans, excluding severance benefits; and

     c. Employee shall be entitled to receive a monthly car allowance of Four Hundred Fifty Dollars ($450) during the Employment Period, or shall be provided with an automobile of comparable quality to that currently provided to Employee by


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          CinemaStar.

     Employee further expressly agrees and acknowledges that after termination of the Employment Period (by CinemaStar with or without cause or by Employee) Employee shall be entitled to no benefits, except as specifically provided under the benefit plans referred to herein, subject in all cases to the terms and conditions of each such plan, and except as required by law.

7.   CONFORMITY WITH THE IMMIGRATION REFORM AND CONTROL ACT OF 1986:

     As a condition to Employee's employment with CinemaStar, Employee shall furnish, and will continue to furnish, to CinemaStar all documentation legally sufficient to establish satisfy the requirements of the Immigration Reform and Control Act of 1986, with respect to Employee. If Employee fails to provide the required documentation within the legally-prescribed time limits, Employee's employment and all contractual obligations hereunder will terminate immediately.

8.   CONFIDENTIALITY AND NONCOMPETITION:

     a. Employee shall hold in a fiduciary capacity, for the benefit of CinemaStar, all confidential or proprietary information, knowledge and data of CinemaStar which Employee may acquire, learn, obtain or develop during his employment by CinemaStar. Further, Employee shall not, during the Employment Period or after the termination of such Employment Period, directly or indirectly use, communicate or divulge for his own benefit or for the benefit of another any such information, knowledge or data. Employee makes the same commitment with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom CinemaStar has a business relationship. The information covered by this protection includes, but is not limited to matters of a business nature such as trade secrets, information about finances, costs and profits, business plans, marketing and advertising plans and strategies, sales results or projections, plans of CinemaStar to expand its business, personnel information, records, customer lists, contact persons, customer data, software, sales data, information regarding any form of product produced, distributed or acquired by CinemaStar, and/or other confidential or proprietary information belonging to CinemaStar relating to CinemaStar's business and enterprise (collectively, the "Confidential Information").

          Employee agrees to hold and safeguard the Confidential Information in trust for CinemaStar, and agrees that he will not, without the prior written consent of CinemaStar, misappropriate or disclose or make available to anyone for use outside of CinemaStar, at any time, any of the Confidential Information. Notwithstanding the foregoing, Employee may disclose Confidential Information if such information becomes publicly known without fault of Employee, or where Employee is obligated to disclose such information by operation of law; provided, however, that if Employee receives a subpoena or other legal process, or


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          otherwise receives a legally-binding request (whether voluntary or involuntary) from a third party, the response to which reasonably could result in the disclosure of Confidential Information, he shall provide notice thereof to CinemaStar within three (3) business days of such subpoena, legal process or request. Employee's obligations under this Paragraph 8 with respect to the Confidential Information will survive expiration or termination of the Employment Period.

     b. Employee shall not at any time during the Employment Period be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the business of CinemaStar or (ii) directly or indirectly a stockholder or officer, director or employee of, or in any manner associated with, or aid or abet or give information or financial assistance to, any such business. Employee hereby acknowledges that the provisions of this subparagraph b. are reasonable and necessary to protect the legitimate interests of CinemaStar and that any violation of such provisions would result in irreparable injury to CinemaStar. The provisions of this subparagraph
          b. shall not be deemed to prohibit Employee's purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.

     c. All records, files, lists, drawings, documents, models, equipment, software or intellectual property relating to CinemaStar's business shall be returned to CinemaStar upon the termination of the Employment Period, whether such termination is at Employee's or CinemaStar's request.

9.   NO SOLICITATION OF EMPLOYEES AND CONTRACTORS:

     Employee shall not during the Employment Period or for one (1) year thereafter induce or attempt to induce any employees, contractors or representatives of CinemaStar (or those of any of its affiliates) to stop working for, contracting with or representing CinemaStar or any of its affiliates or work for, contract with or represent any of CinemaStar's competitors.

     Employee hereby acknowledges that the provisions of this Paragraph 9 are reasonable and necessary to protect the legitimate interests of CinemaStar and that any violation of such provisions would result in irreparable injury to CinemaStar. In the event of a violation of the provisions of this Paragraph 9, Employee further agrees that CinemaStar shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

10.  RESULTS AND PROCEEDS:

     As Employee's employer, CinemaStar shall own all rights in and to the results and proceeds connected with or arising out of, directly or indirectly, Employee's services hereunder.


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11.  OWNERSHIP OF INTELLECTUAL PROPERTY:

     a. CinemaStar shall own, and Employee hereby transfers and assigns to it, all rights, of every kind and character throughout the world, in perpetuity, in and to any material or ideas and all results and proceeds of Employee's services hereunder, or conceived of or produced during the term of Employee's employment, whether the same consists of plans, methods, slogans, product names, ideas or copyrightable or patentable subject matter.

     b. Employee agrees to execute and deliver to CinemaStar such assignments, certificates of authorship, or other instruments in accordance with standard industry practice as CinemaStar may require from time to time to evidence ownership of the results and proceeds of Employee's services. Employee's agreement to assign to CinemaStar any of Employee's rights as set forth in this Paragraph 11 does not apply to any invention which qualifies fully as Employee's invention under the provisions of Section 2870 of the California Labor Code, where no equipment, supplies, facility, or trade secret information of CinemaStar was used and which was developed entirely upon Employee's own time, and which (i) does not relate to the business of CinemaStar or to its actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for CinemaStar.

     c. Employee represents and warrants that except as previously disclosed to CinemaStar in writing, Employee neither owns nor controls any copyrights or copyrightable product.

     d. Employee agrees that CinemaStar shall have the right, but not the obligation, to use Employee's name, voice and likeness in connection with any use or exploitation of the results and proceeds of Employee's services hereunder, and in connection with advertising, publicity, exhibition, distribution and/or other exploitation of any of the foregoing. Employee agrees that CinemaStar shall have the sole and exclusive right to issue publicity concerning Employee with respect to Employee's employment hereunder and the results and proceeds of Employee's services hereunder, except neither Employee nor CinemaStar shall issue any press release or other public announcement with respect to the execution or the terms of this Agreement without the consent of the other.

12.  MISCELLANEOUS:

     a. Any notice provided for in this Agreement must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified first class mail, prepaid with return receipt requested,
          (iii) sent by a recognized overnight courier service or (iv) sent by facsimile with a machine generated confirmation, to the recipient at the address indicated below:


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          IF TO EMPLOYEE:

          The address first written above.

          Telephone:     760/630-2011
          Facsimile:     760/630-8593

          IF TO CINEMASTAR:

          CinemaStar Luxury Theaters, Inc.
          431 College boulevard
          Oceanside, CA  92057
          Attention:  Board of Directors
          Telephone:     760/630-2011
          Facsimile:     760/630-8593

          with a copy to:

          Katten Muchin & Zavis
          525 West Monroe
          Suite 1600
          Chicago, Illinois  60661-3693
          Attention:     Julie A. Kunetka
          Telephone:     312/902-5200
          Facsimile:     312/902-1061

          or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given (a) on the date such notice is personally delivered, (b) three (3) days after the date of mailing if sent by certified or registered mail, (c) one (1) day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (d) the next business day following transmission by facsimile.

     b. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or enforcement in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     c. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior


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          understandings, agreements or representations by  or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     d. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to the other.

     e. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and CinemaStar and their respective successors and permitted assigns. Employee may not assign any of his rights or obligations hereunder without the written consent of CinemaStar.

     f. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

     g. Any provision of this Agreement may be amended or waived only with the prior written consent of the parties hereto. The waiver by CinemaStar of any breach of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

     h. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of California, without giving effect to provisions thereof regarding conflict of laws.

     i. The headings and other captions in this Agreement are included solely for convenience of reference and shall not control the meaning and the interpretation of any provision of this Agreement.

     j. Each of the parties to this Agreement shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties to this Agreement.

     k. If CinemaStar or Employee should terminate the Employment Period pursuant to Paragraph 5 above for any reason, then, notwithstanding such termination, those provisions contained in Paragraphs 3.3, 5, 6, 8, 9, 10, 11, 12, 13, and 14 hereof shall remain in full force and effect.

13.  ALTERNATIVE DISPUTE RESOLUTION:

     a. Except for CinemaStar's right to seek immediate injunctive and equitable relief in accordance with the provisions of Paragraphs 8, 9, and 11 of this Agreement, the parties agree that all disputes, claims and other matters in controversy arising out


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          of or relating to this Agreement, or the performance or breach thereof, shall be submitted to binding arbitration in accordance with the provisions and procedures of this Paragraph 13. This arbitration requirement shall include, without limitation, the agreement by Employee to submit to arbitration any and all claims arising out of any alleged discrimination or harassment, including, but not limited to, those covered by the California Fair Employment and Housing Act, the 1961 Civil Rights Act, 42 U.S.C. Section 2000e ("Title VII"), the Age Discrimination in Employment Act, and the Americans With Disabilities Act.

     b. The arbitration provided for in this paragraph shall take place in Los Angeles County, California, in accordance with the provisions of Title 9, Sections 1280 ETSEQ. of the California Code of Civil Procedure, except as provided to the contrary hereunder. The arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected in accordance with the Labor Arbitration Rules of the American Arbitration Association, as amended and effective on January 1, 1996, or by a process mutually agreed upon by the parties. If no agreement can be reached as to the process for selecting the arbitrator or if the agreed method fails, the arbitrator shall be appointed in accordance with the provisions of California Code of Civil Procedure Section 1281.6.

     c. The parties shall mutually agree upon the date and location of the arbitration, subject to the availability of the arbitrator. If no agreement can be reached as to the date and location of the arbitration, the arbitrator shall appoint a time and place in accordance with the provisions of California Code of Civil Procedure
          Section 1282.2(a)(1), except that the arbitrator shall give not less than 30 days notice of the hearing unless the parties mutually agree to shorten time for notice.

     d. The parties shall be entitled to undertake discovery in the arbitration in accordance with the provisions of subsections (a) through (d) of California Code of Civil Procedure Section 1283.05. In conjunction with these procedures, the parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The parties hereby agree that any discovery taken hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum.

     e. The decision of the arbitrator may be confirmed pursuant to the provisions of California Code of Civil Procedure Section 1285, and shall not be appealable for any reason, it being understood that a petition to vacate an award for any of the reasons set forth in California Code of Civil Procedure Section 1286.2 shall not be permitted.


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14.  CINEMASTAR CONSULTING SERVICES:

     The parties acknowledge that on occasion certain entities affiliated with CinemaStar may engage CinemaStar as a consultant with respect to certain activities similar to CinemaStar's business, and Employee's services may be required in connection therewith. CinemaStar hereby agrees with Employee that any services requested of Employee by the Board in connection with such consulting services shall not be deemed a breach under any of the provisions of this Agreement.

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     Please indicate your agreement to be bound by the terms of this Agreement by executing where indicated below.

                                     Very truly yours,

                                     CINEMASTAR LUXURY THEATERS, INC.,
                                     a California corporation




                                     By: /s/ Jack R. Crosby
                                         ------------------------------------
                                           Jack R. Crosby,
                                           Chairman and Chief Executive Officer



ACKNOWLEDGED AND AGREED TO AS OF
THIS 23rd DAY OF JUNE, 1998:




/s/ Norman Dowling
----------------------------
NORMAN DOWLING





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